Exhibit 4.1

WORLD FUEL SERVICES CORPORATION

1993 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

1. Purpose. The purpose of this Plan is to help attract, retain and compensate highly qualified individuals who are not current employees of World Fuel Services Corporation (the “Company”) as members of the Board of Directors and, by encouraging ownership of a stock interest in the Company, to gain for the Company the advantages inherent in directors having a greater personal financial investment in the Company.

2. Definitions. As used herein, the following terms shall have the meanings indicated:

“Annual Meeting” means the annual meeting of the Company’s shareholders at which the Directors are elected.

“Annual Meeting Date” means the date of the Annual Meeting.

“Board” means the Company’s Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company” refers to World Fuel Services Corporation, a Florida corporation.

“Director” means a member of the Board.

“Eligible Director” means any person who is a member of the Board and who is not an employee, full time or part time, of the Company.

“Expiration Date” is the date specified in Section 7.4.

“Fair Market Value” of the Common Stock on any date of reference means the Closing Price of the Common Stock on the business day immediately preceding such date. For this purpose, the Closing Price of the Common Stock on any business day shall be (i) if such Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System (“NASDAQ”), or any similar system of automated dissemination of quotations of securities prices in common use, the closing bid quotation for such day of the Common Stock on such system, or (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low ask quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and ask quotations for the Common Stock on at least 5 of the 10 preceding days.

“Initial Grant Date” means the date on which a person is first elected as a member of the Board, or the effective date of this Plan in the case of persons who were members of the Board prior to the adoption of this Plan.

“Option” (when capitalized) means any stock option granted under this Plan.

“Option Agreement” means the agreement between the Company and the Optionee for the grant of an option.

“Option Period” means the five-year period between the date an Option is granted and the expiration date of the Option.

“Optionee” means a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

“Plan” shall mean this 1993 Non-Employee Directors’ Stock Option Plan for the Company.

“Share(s)” shall mean a share or shares of the Common Stock.

3. Shares and Options. Subject to Section 9 of this Plan, the Company may grant to Optionees from time to time Options to purchase an aggregate of up to 250,000 Shares from authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be cancelled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares.

4. Grants of Options. Each Eligible Director shall receive an initial grant of an Option to purchase 5,000 Shares on the Initial Grant Date; provided, that if a Director is not elected at an Annual Meeting, the initial grant shall be reduced to a prorated amount, based on the number of days the Director will serve prior to the next Annual Meeting. In addition, each Eligible Director who is re-elected to serve as a director on the Annual Meeting Date, shall be granted an option to purchase 5,000 Shares each year on the Annual Meeting Date. On the grant of each Option, the Company and the Eligible Director shall enter into an Option Agreement, which shall specify the grant date and the exercise price and shall include or incorporate by reference the substance of this Plan and such other provisions consistent with this Plan as the Board may determine.

5. Exercise Price. The exercise price per Share of any Option shall be the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

6. Exercise of Options. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the relevant Option Agreement, (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Board in its sole discretion have been made for the Optionee’s payment to the Company of the amount that is necessary for the Company to withhold in accordance with applicable Federal or state tax withholding requirements. The exercise price of any Shares purchased, and any required tax payment, shall be payable in cash or by tendering, either by actual delivery of shares or by attestation, Shares acceptable to the Committee, or in any combination thereof, as determined by the Committee. If payment is made in cash, it may be made by certified or official bank check, personal check or money order. If payment is made by the tender of Shares, the Fair Market Value of each such Share shall be determined as of the day the Shares are tendered for payment or, if no sale has been made on such date, then on the last preceding day on which such sale shall have been made. Any excess of the value of the tendered Shares over the purchase price will be returned to the Optionee as follows:

(i) Any whole Shares remaining in excess of the purchase price will be returned to the Optionee in kind, and may be represented by one or more certificates as determined by the Company in its sole discretion.

(ii) Any partial Shares remaining in excess of the purchase price will be returned to the Optionee in cash.

No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 9 hereof.

7. Exercise Schedule for Options.

7.1 Each Option granted hereunder upon the Initial Grant Date shall be exercisable immediately as of the date of grant.

7.2 Each Option granted hereunder upon an Eligible Director’s re-election to the Board shall beexercisable immediately as of the date of grant.

7.3 [Intentionally deleted]

7.4 The expiration date of an Option (“Expiration Date”) shall be 5 years from the date of grant of the Option, subject to earlier termination pursuant to Section 8.

8. Termination of Option Period. An Optionee whose directorship terminates for any reason other than death or disability (as defined in Section 105(d)(4) of the Code) shall be entitled to exercise his Options at any time prior to the earlier of: (a) two (2) years after the date he ceases to serve as a director; or (b) the Expiration Date. After such period, such Options shall be null and void. In the case of termination of the directorship by reason of the Director’s death or disability within the meaning of Section 105(d)(4) of the Code, the period to exercise his Options shall be twelve (12) months following the date of death or disability, subject to the earlier expiration of the Option Period. The estate of an Optionee who dies, or a person who acquires the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee, may exercise the Option only within the twelve-month period after the death of the Optionee, subject to the earlier expiration of the Option Period.

9. Adjustment of Shares.

9.1 Option Agreements evidencing Options shall be subject to adjustment by the Board as to the number and price of Shares subject to such Options in the event of changes in the outstanding Shares by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Option. In the event of any such change in the outstanding Shares, the aggregate number of Shares available under the Plan shall be appropriately adjusted by the Board, whose determination shall be conclusive.

9.2 Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of the Shares then subject to outstanding Options granted under the Plan.

9.3 Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceedings, whether of a similar character or otherwise.

10. Transferability of Options. Each Option shall provide that such Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

11. Issuance of Shares. As a condition of any sale or issuance of Shares upon exercise of any Option, the Board may require such agreements or undertakings, if any, as the Board may deem necessary or advisable to assure compliance with any applicable law or regulation including, but not limited to, the following:

(a) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that Optionee is acquiring the Shares to be issued for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

(b) a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Board, necessary or appropriate to comply with the provisions of any securities law deemed by the Board to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

12. Administration of the Plan. The Plan shall be administered by the Board, which shall have the authority to adopt such rules and regulations and to make such determinations as are not inconsistent with the Plan and as are necessary or desirable for the implementation and administration of the Plan, provided that the Board does not have any discretion with respect to the grant of options under the Plan.

13. Interpretation.

13.1 If any provision of the Plan should be held invalid or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan. Without limiting the generality of the foregoing, Option grants, exercises and other transactions under this Plan are intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3(d). To the extent any provision of the Plan or action by the Board hereunder is inconsistent with the foregoing requirements, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

13.2 The determinations and the interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. This Plan shall be governed by the laws of the State of Florida. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

13.3 The provisions of Sections 7.1 and 8 shall supersede any contrary provisions contained in Option Agreements entered into prior to December 9, 2002.

14. Term of Plan; Amendment and Termination of the Plan.

14.1 This Plan is effective as of December 15, 1993, the date of its original adoption by the Board, subject to approval by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote at the next Annual Meeting of Shareholders of the Company, which is scheduled to be held in 1994. This Plan shall continue in effect until all Options granted hereunder have expired or been exercised, unless sooner terminated under the provisions relating thereto. No Option shall be granted after December 15, 2008.

14.2 The Board may from time to time amend, terminate or suspend the Plan or any Option; provided, however that, except to the extent provided in Section 9, no such amendment may (i) without approval by the Company’s shareholders, increase the number of Shares reserved for Options or change the class of persons eligible to receive Options or involve any other change or modification requiring shareholder approval under Rule 16b-3 of the Exchange Act; (ii) permit the granting of Options that expire beyond the maximum 5-year period described in Subsection 7.4; (iii) extend the termination date of the Plan as set forth in Section 14.1; or (iv) give the directors discretion with respect to the grant of options; and, provided further, that, except to the extent otherwise specifically provided in Section 8, no amendment, termination or suspension of the Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee. Any termination or suspension of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been terminated or suspended. No Option may be granted while the Plan is suspended or after it is terminated.

14.3 Notwithstanding anything else contained herein, the provisions of this Plan which govern the number of Options to be awarded to Directors, the exercise price per share under each such Option, when and under what circumstances an Option will be granted, and the period within which each Option may be exercised, shall not be amended more than once every six months (even with shareholder approval), other than to conform to changes in the Code, or the rules promulgated thereunder, and under the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder, or with rules promulgated by the Securities and Exchange Commission.

15. Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available a number of Shares as shall be sufficient to satisfy the requirements of the Plan.

Amended and Restated on May 27, 2004